Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Michael L. Paxton Vice President, Chief Financial Officer (972) 301-3658

Intrusion Inc. Receives Nasdaq Extension

Richardson, Texas — August 11, 2003 — Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) announced today that the Company received a letter from Nasdaq informing Intrusion that in accordance with Marketplace Rule 4310(c)(8)(D), the Company will now be provided an additional 90 calendar days, or until November 5, 2003, to regain compliance with the minimum $1.00 bid price per share requirement, provided that stockholders’ equity remains above $5 million.  If, at anytime before November 5, 2003, the bid price of Intrusion’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that Intrusion complies with the Rule.  If compliance with this Rule cannot be demonstrated by November 5, 2003, Nasdaq will provide written notification that Intrusion’s securities will be delisted. There can be no assurance that Intrusion will be able to meet the $1.00 minimum bid price requirement or other Nasdaq maintenance requirements during this extended grace period or that, if it does, it will remain compliant with the applicable continued listing criteria.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of enterprise security solutions for the information-driven economy.  Intrusion’s suite of security products help businesses protect critical information assets by quickly detecting, analyzing and responding to network- and host-based attacks.  The company’s products include the Intrusion SecureNet™ line of leading network intrusion detection and the Intrusion PDS™ security appliances for Check Point Software Technologies’ (NASDAQ: CHKP) market-leading VPN-1®/FireWall-1®.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the possible future delisting of our common stock by Nasdaq if we fail to regain and maintain compliance with the minimum bid price or other listing requirements, risks associated with the delisting of our common stock, such as the impairment of the marketability and liquidity of our common stock, the impairment on our ability to raise capital and other risks associated with a delisted security, and other risks and uncertainties identified in the Company’s Annual Report on Form 10-K and other Securities and Exchange Commission filings.  These filings can be obtained by contacting Intrusion Investor Relations.